Q4 2019 February 4, 2020 Supplemental Information

Non-GAAP Disclaimer The financial results disclosed in this presentation include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP results included in this presentation, Knowles has presented supplemental, non-GAAP gross profit, earnings before interest and income taxes, adjusted earnings before interest and income taxes, non-GAAP diluted earnings per share, and free cash flow to facilitate evaluation of Knowles’ operating performance. These non-GAAP financial measures exclude certain amounts that are included in the most directly comparable GAAP measure. In addition, these non-GAAP financial measures do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies. Knowles believes that non-GAAP measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and performance, and its management team primarily focuses on non-GAAP items in evaluating Knowles’ performance for business planning purposes. Knowles believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in Knowles’ opinion, do not reflect its core operating performance. Knowles believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing its core operating performance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the reconciliation tables included in the fourth quarter 2019 earnings release. 2

Q4 '19 Financial Results (continuing operations) Quarter over year ago period Q4FY19 Q4FY18 Change Revenues $233.9 million $223.8 million 5% Gross profit $89.6 million $94.3 million (5)% Non-GAAP gross profit $90.9 million $95.4 million (5)% Diluted earnings per share $0.22 $0.87 (75)% Non-GAAP diluted earnings per share $0.35 $0.37 (5)% 3

Q1 '20 Projections (non-GAAP, cont. ops.)* Q1FY20 Revenues $160 million - $190 million Gross margin 37.5% - 40.5% EPS (diluted) $0.08 - $0.16 *Projections as of 2/4/20; Q1 2020 GAAP results are expected to include approximately $0.07 per share in stock-based compensation and $0.03 per share in amortization of intangibles and debt discount. 4

Historical Segment Data

Audio / Precision Devices

(Cont. Ops.; in $ millions)

	Audio					Precision Devices				
	Quarter Ended					Quarter Ended				
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Revenues	190.1	193.7	159.9	139.1	185.0	43.8	42.2	45.3	40.7	38.8
Gross profit	73.8	77.9	60.1	53.3	78.6	16.3	16.0	16.7	15.6	16.1
Stock-based compensation expense	0.3	0.3	0.3	0.3	0.3	—	—	—	—	—
Restructuring charges	0.7	—	—	0.2	—	—	0.1	0.4	0.3	0.3
Production transfer costs	—	—	—	—	—	0.2	0.7	0.9	0.5	0.4
Non-GAAP gross profit	74.8	78.2	60.4	53.8	78.9	16.5	16.8	18.0	16.4	16.8
Non-GAAP gross profit as % of revenues	39.3%	40.4%	37.8%	38.7%	42.6%	37.7%	39.8%	39.7%	40.3%	43.3%
Research and development expenses	22.4	21.8	23.3	23.3	23.7	1.3	1.5	1.6	1.4	1.4
Stock-based compensation expense	(1.7)	(1.5)	(2.3)	(2.1)	(1.9)	—	—	—	—	—
Non-GAAP research and development expenses	20.7	20.3	21.0	21.2	21.8	1.3	1.5	1.6	1.4	1.4
Non-GAAP research and development expenses as % of revenues	10.9%	10.5%	13.1%	15.2%	11.8%	3.0%	3.6%	3.5%	3.4%	3.6%
Selling and administrative expenses	15.9	15.2	15.5	16.6	16.2	7.7	6.9	7.1	6.8	7.0
Stock-based compensation expense	(0.9)	(0.8)	(1.4)	(1.2)	(0.9)	(0.4)	(0.3)	(0.4)	(0.3)	(0.2)
Intangibles amortization expense	(1.2)	(1.2)	(1.1)	(1.2)	(1.2)	(0.5)	(0.6)	(0.6)	(0.6)	(0.4)
Other	(0.4)	—	—	—	—	—	—	—	(0.5)	(0.2)
Non-GAAP selling and administrative expenses	13.4	13.2	13.0	14.2	14.1	6.8	6.0	6.1	5.4	6.2
Non-GAAP selling and administrative expenses as % of revenues	7.0%	6.8%	8.1%	10.2%	7.6%	15.5%	14.2%	13.5%	13.3%	16.0%
Operating expenses	38.6	38.9	38.9	41.5	40.2	9.0	8.4	8.7	8.2	8.4
Stock-based compensation expense	(2.6)	(2.3)	(3.7)	(3.3)	(2.8)	(0.4)	(0.3)	(0.4)	(0.3)	(0.2)
Intangibles amortization expense	(1.2)	(1.2)	(1.1)	(1.2)	(1.2)	(0.5)	(0.6)	(0.6)	(0.6)	(0.4)
Restructuring charges	(0.3)	(1.9)	(0.1)	(1.6)	(0.3)	—	—	—	—	—
Other	(0.4)	—	—	—	—	—	—	—	(0.5)	(0.2)
Non-GAAP operating expenses	34.1	33.5	34.0	35.4	35.9	8.1	7.5	7.7	6.8	7.6
Non-GAAP operating expenses as % of revenues	17.9%	17.3%	21.3%	25.4%	19.4%	18.5%	17.8%	17.0%	16.7%	19.6%
Operating earnings	35.2	39.0	21.2	11.8	38.4	7.3	7.6	8.0	7.4	7.7
Other (income) expense, net	—	(0.1)	—	—	(0.2)	0.2	—	(0.2)	(0.1)	(0.2)
Earnings before interest and income taxes	35.2	39.1	21.2	11.8	38.6	7.1	7.6	8.2	7.5	7.9
Stock-based compensation expense	2.9	2.6	4.0	3.6	3.1	0.4	0.3	0.4	0.3	0.2
Intangibles amortization expense	1.2	1.2	1.1	1.2	1.2	0.5	0.6	0.6	0.6	0.4
Restructuring charges	1.0	1.9	0.1	1.8	0.3	—	0.1	0.4	0.3	0.3
Production transfer costs	—	—	—	—	—	0.2	0.7	0.9	0.5	0.4
Other	0.4	—	—	—	—	—	—	—	0.5	0.2
Adjusted earnings before interest and income taxes	40.7	44.8	26.4	18.4	43.2	8.2	9.3	10.5	9.7	9.4
Adjusted earnings before interest and income taxes as % of revenues	21.4%	23.1%	16.5%	13.2%	23.4%	18.7%	22.0%	23.2%	23.8%	24.2%

knowles

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Reconciliation of Segment EBIT to Consolidated Net Earnings Audio / Precision Devices (Cont. Ops.; in $ millions) Quarter Ended December 31, September 30, June 30, March 31, December 31, 2019 2019 2019 2019 2018 Earnings before interest and income taxes Audio $ 35.2 $ 39.1 $ 21.2 $ 11.8 $ 38.6 Precision Devices 7.1 7.6 8.2 7.5 7.9 Total segments 42.3 46.7 29.4 19.3 46.5 Corporate expense / other 12.0 12.5 16.5 15.9 13.0 Interest expense, net 3.6 3.8 3.6 3.5 3.9 Earnings (loss) before income taxes 26.7 30.4 9.3 (0.1) 29.6 Provision for (benefit from) income taxes 5.6 5.0 3.4 2.6 (49.8) Net earnings (loss) $ 21.1 $ 25.4 $ 5.9 $ (2.7) $ 79.4 6

Free Cash Flow Free Cash Flow (in $ millions) FY2019 FY2018 Cash flow provided by operating activities $ 123.9 $ 98.5 Less: Capital expenditures $ (41.2) $ (80.1) Free cash flow $ 82.7 $ 18.4 Free cash flow as a percentage of revenues 9.7% 2.2% 7